OPPENHEIMER GLOBAL STRATEGIC INCOME FUND – EXHIBIT 77C

SPECIAL SHAREHOLDER MEETING (Unaudited)

On May 1, 2015, a shareholder meeting of Oppenheimer Global Strategic Income Fund (the “Fund”) was held at which the sub-proposals below were approved as described in the Fund’s proxy statement dated February 27, 2015 (the “Proxy Statement”).  The following is a report of the votes cast:

Proposal 1: To approve the election of Arthur P. Steinmetz as Trustee for the Fund.

Nominee/Proposal                                           For                                Withheld

Arthur P. Steinmetz                                    789,867,457                        31,064,519

Proposal 2:  To approve a new investment sub-sub-advisory agreement with Apollo Credit Management, LLC.

For                              Against                                Abstain
    594,146,436                      32,737,660                             50,681,335

Proposal 3:  To approve the implementation of a manager of managers arrangement with respect to the Fund.

For                              Against                                Abstain
    572,661,026                      58,833,020                            46,071,387